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                                                                    EXHIBIT 23.4



INDEPENDENT AUDITOR'S CONSENT


We consent to the use in this Registration Statement of Frontier Financial Corporation on Form S-4 of our report on the consolidated balance sheet of Valley Bancorporation and Subsidiary as of December 31, 1997 and the related consolidated statements of income, changes in stockholders' equity and cash flows for the year then ended, dated January 14, 1998, appearing in the Prospectus/Proxy Statement which is part of this Registration Statement.

We also consent to the reference to us under the heading "Experts" in the Prospectus, which is part of this Registration Statement.





         /s/

DODD WING & CO., P.S.
Kirkland, Washington
September 17, 1998